UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 15, 2016

KVH Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)
05-0420589
(IRS Employer Identification No.)

50 Enterprise Center Middletown, RI	02842
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (401) 847-3327

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Appointment of Officer

On July 15, 2016, our Board of Directors promoted Brent C. Bruun to serve as our Chief Operating Officer. Mr. Bruun will have direct responsibility for our corporate development and mobile communication products and services for marine and land markets. Mr. Bruun, 50, formerly served as our Executive Vice President of Mobile Broadband, a position he held since November 2012. From January 2011 to November 2012, he served as our Senior Vice President of Global Sales and Business Development. He served as our Vice President of Global Sales and Business Development from July 2008 to December 2010. From January 2008 until joining KVH, Mr. Bruun worked as a private consultant. From January 2007 until January 2008, Mr. Bruun served as Senior Vice President of Strategic Initiatives for SES AMERICOM, a satellite operator providing services via a fleet of geosynchronous satellites covering North America. In this position, he concentrated on global mobile broadband opportunities with particular emphasis on the maritime and aeronautical markets. Other positions held at SES AMERICOM included President of Americom’s Managed Solutions Division from July 2004 until December 2006 and Senior Vice President of Business Development from July 2002 until June 2004. Previously, Mr. Bruun held positions at KPMG LLP and General Electric. Mr. Bruun holds a B.S. in accounting from Alfred University and is a certified public accountant. We have agreed to increase Mr. Bruun’s annual salary rate to $350,000.

Compensatory Arrangements of Named Executive Officers
On July 15, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of KVH Industries, Inc. (the “Company”) approved two formulas for calculating the 2016 cash bonuses that will be payable in 2017 to the Company’s “named executive officers” (as defined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2016) (the “Named Executive Officers”), one formula for Named Executive Officers not in charge of a business unit and one formula for the Named Executive Officer in charge of a business unit. The Compensation Committee retains the discretion to make adjustments to any bonus calculation under the bonus plan.
The Compensation Committee also established a target bonus for each Named Executive Officer, ranging from 35% of annual base salary to (in the case of the President, Chief Executive Officer and Chairman of the Board) 90% of annual base salary.
Bonuses for Named Executive Officers Not in Charge of a Business Unit
The Compensation Committee approved a formula for determining the bonuses of Mr. Martin Kits van Heyningen, our President, Chief Executive Officer and Chairman of the Board, Mr. Robert Balog, our Senior Vice President, Engineering, and Felise Feingold, our Vice President and General Counsel, based 75% on corporate performance goals and 25% on individual performance. The portion of the bonus plan based on achieving corporate performance goals (the “Corporate Portion”) uses a sliding scale to determine bonus amounts based on the degree of achievement of the Company’s goals for growth in 2016 in Adjusted EBITDA and revenue. For this purpose, “Adjusted EBITDA” means earnings before interest, taxes, depreciation, amortization, acquisition-related expenses, equity-based compensation and any one-time charges approved by the Committee. For avoidance of doubt, the company incentive performance plan payout and executive bonus payout shall not be added back to calculate Adjusted EBITDA. The portion of the bonus plan based on individual performance for these executives is based solely on the discretion of the Compensation Committee.
The Corporate Portion will be earned if Adjusted EBITDA exceeds 75% of the Company’s budgeted target for that financial measure for 2016. At this level of achievement, each relevant Named Executive Officer will earn 50% of his or her target amount of the Corporate Portion. If Adjusted EBITDA equals 100% of the Company’s budgeted target, each relevant Named Executive Officer will earn 100% of his or her target amount of the Corporate Portion. The Corporate Portion will increase to the extent that corporate revenue exceeds a stated threshold. The maximum Corporate Portion will be earned if Adjusted EBITDA and corporate revenue exceed their respective budgeted targets by 25% and 15%, respectively, in which case each relevant Named Executive Officer will earn 233% of his or her target amount of the Corporate Portion.

Bonus for Named Executive Officer in Charge of a Business Unit
The Compensation Committee approved a different formula for the bonus of Mr. Brent Bruun, our Chief Operating Officer and our Named Executive Officer in charge of a business unit, based 50% on his business unit performance goals, 25% on corporate performance goals and 25% on individual performance. The portion of Mr. Bruun’s bonus plan based on achieving business unit performance goals (the “Business Unit Portion”) works in the same manner as the Corporate Portion of the bonus plan described above (including the same percentage achievements for threshold, target and maximum payments), except that the Business Unit Portion is based on the degree of achievement of Business Unit Profit and revenue for Mr. Bruun’s business unit rather than Adjusted EBITDA and revenue for the company as a whole. The portions of Mr. Bruun’s bonus plan based on achieving corporate and individual performance goals are the same as those for other Named Executive Officers.
For this purpose, “Business Unit Profit” means revenues less cost of goods sold less direct operating expenses attributable to the operation of that business unit, but no deduction shall be made for depreciation, amortization, acquisition-related expenses, equity-based compensation or any one-time charges approved by the Committee. For avoidance of doubt, the company incentive performance plan payout and executive bonus payout shall not be added back to calculate Business Unit Profit and no allocation shall be made for corporate engineering, marketing and administrative costs because the executive has no control over these expenses.

The Compensation Committee retained the discretion to make adjustments to any bonus calculation under the plan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KVH INDUSTRIES, INC.

Date: July 19, 2016

	BY:	/s/ MARTIN A. KITS VAN HEYNINGEN
Martin A. Kits van Heyningen
President, Chief Executive Officer and Chairman of the Board of Directors